SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549

                               FORM 8-K


                            CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


                    Date of Report:  April 28, 1997



                            MEDIMMUNE, INC.
        (Exact name of registrant as specified in its charter)



                   Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD        20878
     (Address of principal executive offices)         (Zip Code)


     Registrant's telephone number, including area code (301) 417-0770


             No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company.

                            MEDIMMUNE, INC.
                      Current Report on Form 8-K


ITEM 5.  OTHER EVENTS


MedImmune, Inc. reported the information contained in the following press releases dated April 23 and 24, 1997.

   MEDIMMUNE REPORTS PRODUCT SALES INCREASE 53 PERCENT DURING FIRST
                             QUARTER 1997

Gaithersburg, MD, April 23, 1997 -- MedImmune, Inc. (Nasdaq:MEDI) today reported product sales for the quarter ended March 31, 1997 increased 53 percent to $10.1 million from $6.6 million in first quarter 1996. CytoGam (Cytomegalovirus Immune Globulin Intravenous (Human)) sales increased 20 percent in first quarter 1997 to $5.0 million from $4.2 million in first quarter 1996. RespiGam (Respiratory Syncytial Virus Immune Globulin Intravenous (Human)) sales increased 109 percent in first quarter 1997 to $5.2 million from $2.5 million in first quarter 1996. Supply constraints limited RespiGam sales in first quarter 1997.

Total first quarter 1997 revenues were $10.1 million with a net loss of $14.3 million or $0.65 per share on 21.9 million shares compared to first quarter 1996 revenues of $11.4 million with a net loss of $1.6 million or $0.08 per share on 19.3 million shares. Research and development expenses increased in first quarter 1997 to $13.4 million from $5.4 million in first quarter 1996, principally reflecting increased clinical research expenses primarily due to MedImmune's 1,502-patient, placebo-controlled Phase 3 clinical trial evaluating the ability of MEDI-493 to prevent respiratory syncytial virus disease in certain infants. First quarter 1996 total revenues included a one-time $4.5 million research payment to MedImmune from American Home Products Corporation.

Selling, administrative and general expenses increased to $6.4 million in first quarter 1997 from $4.4 million in first quarter 1996 related primarily to: 1) increased sales and marketing expenses due to the full quarter of sales force costs in first quarter 1997 as well as increased marketing costs associated with the full launch of RespiGam and 2) increased expenses associated with construction of MedImmune's manufacturing facility in Frederick, Maryland. At March 31, 1997, MedImmune had cash and marketable securities of $93.0 million.

"The Company greatly appreciates the patience of our customers and the efforts of our sales force in helping to minimize the impact of our RespiGam supply constraints during the first quarter," commented David
M. Mott, President and Chief Operating Officer of MedImmune. "We continue to work with the product's manufacturer, Massachusetts Biologic Laboratories, to ensure that an adequate supply of RespiGam will be available for future RSV seasons. Progress continues on construction of our own manufacturing facility which would have the capability to provide additional production capacity beyond that available at Massachusetts Biologic Laboratories."

MedImmune is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. CytoGam and RespiGam are polyclonal antibody products enriched in antibodies against cytomegalovirus (CMV) and respiratory syncytial virus (RSV), respectively. CytoGam is used for attenuation of primary CMV disease associated with kidney transplantation (please see full prescribing information), and RespiGam is used to prevent serious RSV disease, the leading cause of bronchiolitis and pneumonia in certain high-risk children (please see full prescribing information). CytoGam and RespiGam are manufactured by Massachusetts Biologic Laboratories. MedImmune markets CytoGam and RespiGam through its hospital-based sales force and has six new product candidates in clinical trials. MedImmune is located in Gaithersburg, MD.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including the requirement for licensure by the FDA of the Frederick Manufacturing Center as well as other risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. CytoGam and RespiGam are registered trademarks of MedImmune, Inc.

                           - Table Follows -


MedImmune, Inc.
Selected Financial Information
(in thousands, except per share data)
Condensed Statements of Operations (Unaudited)

                                          Three Months
                                         Ended March 31,
                                        1997        1996
                                     ---------   ---------

Revenues:
 Product sales                          $10,131      $ 6,624
 Contracts                                    7        4,810
                                      ---------    ---------
                                         10,138       11,434
                                      ---------    ---------

Costs and expenses:
 Cost of sales                            5,215        4,059
 Research and development                13,368        5,393
 Selling, administrative and              6,436        4,357
general
                                      ---------    ---------
                                         25,019       13,809
                                      ---------    ---------
Interest income, net                        559          807
                                      ---------    ---------
Net loss                              $(14,322)    $ (1,568)
                                      =========    =========
Loss per share                        $  (0.65)    $  (0.08)
                                      =========    =========

Shares used in computing loss per        21,874       19,294
share
                                      =========    =========


Condensed Balance Sheets

                                           March 31,    December 31,
                                                1997            1996
                                       ------------- ---------------

Assets:
 Cash and marketable securities            $  92,968       $ 114,765
 Trade and contract receivables, net           7,838          10,287
 Inventory, net                                8,998           6,060
 Property and equipment, net                  41,536          29,087
 Other assets                                  4,233           3,772
                                           ---------       ---------
                                           $ 155,573       $ 163,971
                                           =========       =========

Liabilities and shareholders' equity:
 Accounts payable                          $   3,175        $  3,942
 Accrued expenses                             16,277          10,509
 Long term debt                               73,245          70,874
 Other liabilities                             3,891           5,781
 Shareholders' equity                         58,985          72,865
                                           ---------       ---------
                                           $ 155,573       $ 163,971
                                           =========       =========

Common shares outstanding                     21,902          21,837
                                           =========       =========



            MEDIMMUNE ANNOUNCES CANDIDATE VACCINE PREVENTS
                       URINARY TRACT INFECTIONS
     -- Results of Animal Studies Presented in Today's Science --

Gaithersburg, MD, April 24, 1997 -- MedImmune, Inc. (Nasdaq:MEDI) today announced that a candidate vaccine was able to prevent urinary tract infections (UTIs) in mice. UTIs, caused by the bacterium Escherichia coli (E. coli), create a significant medical problem which result in 7-8 million physician and hospital visits per year at a cost of greater than $1 billion. The results presented in today's Science demonstrate the potential effectiveness of this vaccine against a broad range of E. coli strains. MedImmune's research team, led by Solomon Langermann, Ph.D., is developing its candidate vaccine for human use in collaboration with the laboratories of Scott Hultgren, Ph.D., at Washington University School of Medicine in St. Louis and Staffan Normark, M.D., Ph.D., at the Karolinska Institute in Stockholm, Sweden.

"UTIs are among the most common infections for which individuals, women in particular, seek medical care," commented Thomas M. Hooton, M.D., Associate Professor of Medicine at the University of Washington School of Medicine. "UTIs range from sporadic bladder infections to frequent recurrent bladder infections to potentially dangerous infections of the kidneys. A preventative vaccine would be an exciting advancement in controlling these diseases and the results presented in today's Science provide a strong scientific basis for the development of such a vaccine."

Currently there are no vaccines to prevent UTIs. Most infections can be treated with antibiotics, however recurrence is common and emerging antibiotic resistant bacteria create an additional threat. Earlier attempts to use pili, the hair-like protein appendages on the surface of bacteria, as vaccine targets were not successful in protecting against a broad range of pathogenic bacteria, including E. coli, due to the variation in the major component of the pili. The identification of specific proteins, or "adhesins", at the end of pili which facilitate the attachment of E. coli to human tissue, provided a novel target for vaccine development. MedImmune's vaccine strategy is based on blocking the disease-causing bacteria from binding and accumulating in the bladder. The novel target of MedImmune's vaccine candidate is the FimH adhesin. FimH does not vary widely among the different strains of E. coli which cause UTIs and therefore provides an ideal vaccine candidate. The Company is currently conducting vaccination studies in monkeys with the Karolinska Institute in Sweden and hopes to move forward with human clinical evaluation during 1998.

The article in Science is titled, "Prevention of Mucosal Escherichia coli Infection by FimH-Adhesin-Based Systemic Vaccination" (Vol. 276, pp. 607-611). The conclusions by MedImmune and its collaborators at Washington University outlined in the publication are as follows:

- FimH is required for infection: The E. coli UTI clinical isolate NU14, containing FimH, bound to the surface of mouse and human bladder tissue in vitro; a FimH deletion strain was unable to bind.

- FimH antibodies block a broad range of E. coli strains: Antibodies generated to FimH blocked the ability of E. coli (94% of the isolates tested, 49/52) to bind to human bladder cells in vitro.

- Vaccination with FimH protects: Mice immunized with the FimH vaccine were protected from challenge with the bacteria (both active and passive challenge); greater than 99% reduction of bladder bacteria was shown for the entire length of the study (29 weeks).

"This is the first experimental demonstration that an adhesin-based vaccine is effective," commented Solomon Langermann, Ph.D., Director, Department of Immunology and Molecular Genetics at MedImmune and lead author on the publication. "Our discoveries represent significant progress towards a novel vaccination strategy which has initially shown promise for UTIs and may be applicable for combating other bacterial diseases as well."

UTIs are a significant medical problem and one of the most common disorders prompting medical attention in otherwise healthy women and children. It is estimated that by age 30 roughly 50 percent of women have had at least one infection and 2-10 percent are affected by recurrent infections. Females are generally more prone to UTIs simply due to their anatomy. Recent studies have shown that, on average, women who are 18-40 years old get 1-2 infections over a two year period. Older adults are also at risk with the incidence as high as 33 out of 100 people.

Adhesin-based vaccines may be an effective strategy applicable to many other diseases which are caused by organisms that express pilus-associated adhesins, such as otitis media, pneumonia, meningitis and gonorrhea. MedImmune has ongoing efforts in this area of basic discovery.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune currently markets two products through its hospital-based sales force and has six new product candidates in clinical trials.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. Successful development of a urinary tract vaccine will require several phases of clinical evaluation and will be subject to regulatory approval from authorities like the FDA in the U.S. There can be no assurance that such approvals will be obtained.



                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              MEDIMMUNE, INC.
                              Registrant)



Date:  April 28, 1997         David M. Mott
                              President and Chief Operating Officer
                              (Principal financial and
                              accounting officer)